VOTING AGREEMENT

         VOTING AGREEMENT, dated as of November 23, 1998 (this "Voting Agreement"), by and among America Online, Inc., a Delaware corporation ("Acquiror"), and each of the parties identified on Schedule A hereto (individually a "Stockholder" and collectively the "Stockholders").

         WHEREAS, Netscape Communications Corporation, a Delaware corporation ("Company"), Acquiror and Apollo Acquisition Corp., a Delaware corporation and a newly-formed wholly owned direct subsidiary of Acquiror ("Newco"), have contemporaneously with the execution of this Voting Agreement, entered into an Agreement and Plan of Merger dated as of November 23, 1998 (the "Merger Agreement") which provides, among other things, that Newco shall be merged (the "Merger") with and into the Company pursuant to the terms and conditions thereof;

         WHEREAS, as an essential condition and inducement to Acquiror to enter into the Merger Agreement and in consideration therefor, the undersigned Stockholders and the Acquiror have agreed to enter into this Voting Agreement; and

         WHEREAS, as of the date hereof, the Stockholders own of record and beneficially the shares of common stock, par value $0.0001 per share, of the Company (the "Company Common Stock") set forth opposite their respective names on Schedule A hereto and desire to enter into this Agreement with respect to such shares of Company Common Stock;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                Voting of Shares

                  Section 1.1 Voting Agreement. Each Stockholder hereby agrees to (a) appear, or cause the holder of record on any applicable record date (the "Record Holder") to appear for the purpose of obtaining a quorum at any annual or special meeting of stockholders of the Company and at any adjournment thereof at which matters relating to the Merger, Merger Agreement or any transaction contemplated thereby are considered and (b) vote, or cause the Record Holder to vote, in person or by proxy all of the shares of the Company Common Stock owned by Stockholder, or with respect to which such Stockholder has or shares voting power or control, and all of the shares of Company Common Stock which shall, or with respect to which voting power or control shall, hereafter be acquired by such Stockholder (collectively, the "Shares") in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.

                  Section 1.2 No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Stockholders, and Acquiror shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise provided herein, or the performance of the Stockholders' duties or responsibilities as stockholders of the Company.

                  Section 1.3 Evaluation of Investment. Each Stockholder, by reason of its knowledge and experience in financial and business matters, believes itself capable of evaluating the merits and risks of the investment in shares of common stock, par value $.01 per share, of Acquiror ("Acquiror Common Stock"), contemplated by the Merger Agreement.

                  Section 1.4 Documents Delivered. Each Stockholder acknowledges receipt of copies of the following documents:

                   (a)  the Merger Agreement and all Annexes thereto;

                   (b)  the Option Agreement;

                   (c) Acquiror's Annual Report on Form 10-K for the fiscal year ended June 30, 1998;

                   (d)  Acquiror's Proxy Statement dated September 28, 1998; and

                   (e) each report filed with the Securities and Exchange Commission by the Acquiror on Forms 8-K and 10-Q since June 30, 1998.

Each Stockholder also acknowledges that he possesses the information relating to the Company which he deems relevant to his investment in the Acquiror Common Stock should the Merger be consummated.

                  Section 1.5 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Voting Agreement and the Merger Agreement, the Stockholder (a) has not entered, and shall not enter at any time while this Voting Agreement remains in effect, into any voting agreement and (b) has not granted, and shall not grant at any time while this Voting Agreement remains in effect, a proxy or power of attorney, in either case which is inconsistent with this Agreement.

                                   ARTICLE II

                                    Transfer

                  Section 2.1       Transfer of Title.

                          (a) Each  Stockholder  hereby covenants and agrees
                              that  such  Stockholder  will  not,  prior  to the
                              termination of this Voting Agreement, either directly or indirectly, offer or otherwise agree to sell, assign, pledge, hypothecate, transfer, exchange, or dispose of any Shares or options to purchase Company Common Stock ("Options") or any other securities or rights convertible into or exchangeable for shares of Company Common Stock, owned either directly or indirectly by such Stockholder or with respect to which such Stockholder has the power of disposition, whether now or hereafter acquired, without the prior written consent of Acquiror (provided nothing contained herein will be deemed to restrict the exercise of Options), unless the Person to whom Shares or Options have been sold, assigned, pledged, hypothecated, transferred, exchanged or disposed agrees to be bound by this Voting Agreement as if a party hereto.

                          (b) The Stockholder  hereby agrees and consents to
                              the entry of stop transfer instructions by the Company against the transfer of any Shares
                              consistent   with  the  terms  of  Section  2.1(a)
                              hereof.

                                   ARTICLE III

                         Representations and Warranties
                               of the Stockholders

         Each Stockholder hereby severally and not jointly represents and warrants to Acquiror as follows:

                  Section 3.1 Authority Relative to This Agreement. Such Stockholder is competent to execute and deliver this Voting Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Voting Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                  Section 3.2 No Conflict. The execution and delivery of this Voting Agreement by such Stockholder does not, and the performance of this Voting Agreement by such Stockholder shall not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance, on any of the Shares or Options pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares or Options are bound or affected.

                  Section 3.3 Title to the Shares. The Shares and Options held by such Stockholder are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder's voting rights, charges and other encumbrances of any nature whatsoever, and such Stockholder has not appointed or granted any proxy, which appointment or grant remains effective, with respect to the Shares.

                                   ARTICLE IV

                                  Miscellaneous

                  Section 4.1 No Solicitation. From the date hereof until the Effective Time or, if earlier, the termination of the Merger Agreement, the Stockholder shall not (whether directly or indirectly through advisors, agents or other intermediaries) (a) solicit, initiate or encourage any Acquisition Proposal or (b) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries to any Person that has made an Acquisition Proposal or has advised the Stockholder, or to his Knowledge, any other Stockholder or the Company, that such Person is interested in making an Acquisition Proposal.

                  Section 4.2 Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time. Upon such termination, no party shall have any further obligations or liabilities hereunder, provided that no such termination shall relieve any party from liability for any breach of this Voting Agreement prior to such termination.

                  Section 4.3 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement were not performed in accordance with its specified terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement and to specific performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

                  Section 4.4 Successors and Affiliates. This Voting Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives and permitted assigns. If any Stockholder shall at any time hereafter acquire ownership of, or voting power with respect to, any additional Shares in any manner, whether by the exercise of any Options or any securities or rights convertible into or exchangeable for shares of Company Common Stock, by operation of law or otherwise, such Shares shall be held subject to all of the terms and provisions of this Voting Agreement. Without limiting the foregoing, each Stockholder specifically agrees that the obligations of such Stockholder hereunder shall not be terminated by operation of law, whether by death or incapacity of the Stockholder or otherwise.

                  Section 4.5 Entire Agreement. This Voting Agreement together with the Affiliates Agreements, in the form attached as Annex C to the Merger Agreement, if and to the extent entered into by each of the Stockholders and Acquiror constitutes the entire agreement among Acquiror and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Acquiror and the Stockholders with respect to the subject matter hereof.

                  Section 4.6 Captions and Counterparts. The captions in this Voting Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Voting Agreement. This Voting Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

                  Section 4.7 Amendment. This Voting Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  Section 4.8 Waivers. Except as provided in this Voting Agreement, no action taken pursuant to this Voting Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Voting Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a wavier of any prior or subsequent breach of the same or any other provision hereunder.

                  Section 4.9 Severability. If any term or other provision of this Voting Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Voting Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Voting Agreement remain as originally contemplated to the fullest extent possible.

                  Section 4.10 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective upon receipt, if delivered personally, upon receipt of a transmission confirmation if sent by facsimile (with a confirming copy sent by overnight courier) and on the next business day if sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by notice):

                           If to a Stockholder:

                           At the address set forth opposite such Stockholder's name on Schedule A hereto

                           With a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California  94304-1050
                           Attention:  Larry Sonsini, Jim Strawbridge
                                       and Marty Korman
                           Telephone:  (650) 493-9300
                           Facsimile:  (650) 493-6811

                           If to Acquiror or Newco:

                           America Online, Inc.
                           22000 AOL Way
                           Dulles, Virginia  20166-9323
                           Attention:  Stephen M. Case
                                       President & CEO
                           Facsimile:  (703) 265-1422

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           One Beacon Street
                           31st Floor
                           Boston, Massachusetts  02108
                           Attention:  Louis A. Goodman, Esq.
                           Telephone:  (617) 573-4800
                           Facsimile:  (617) 573-4822

                  Section 4.11 Governing Law. This Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

                  Section 4.12 Definitions. Capitalized terms used and not defined herein shall have the meaning set forth in the Merger Agreement.

                  Section 4.13 Obligations of Stockholders. The obligations of the Stockholders hereunder shall be "several" and not "joint" or "joint and several." Without limiting the generality of the foregoing, under no circumstances will any Stockholder have any liability or obligation with respect to any misrepresentation or breach of covenant of any other Stockholder.

                  Section 4.14 Officers and Directors. No person who is or becomes (during the term hereof) a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer, and nothing herein will limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by any Stockholder in his or her capacity as an officer or director of the Company in exercising its rights under the Merger Agreement.

                  Section 4.15 Interpretation. The parties have participated jointly in the negotiation of this Voting Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Voting Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of the provisions of this Voting Agreement.

         IN WITNESS WHEREOF, each of the parties hereto have caused this Voting Agreement to be duly executed as of the date first written above.

                                        AMERICA ONLINE, INC.

                                  By:    /s/ Kenneth J. Novack
                                  Name:  Kenneth J. Novack
                                  Title: Vice Chairman



                                        /s/ James L. Barksdale
                                  Name: James L. Barksdale


                                        /s/ Marc L. Andreessen
                                  Name: Marc L. Andreessen


                                        /s/ Marc L. Andreessen
                                  Name: James H. Clark


                       Signature Page to Voting Agreement

     IN WITNESS WHEREOF, each of the parties hereto have caused this Voting Agreement to be duly executed as of the date first written above.

                           MARC L. ANDREESSEN LIVING TRUST
                           DTD 02/01/96

                           By: /s/ Marc L. Andreessen
                               Marc L. Andreessen, Trustee


                           ANDREESSEN 1996 CHARITABLE
                           REMAINDER TRUST DTD 2/21/96

                           By:
                               Michael G. Mohr, Co-Trustee

                           By: /s/  Marc L. Andreessen
                               Marc L. Andreessen, Co-Trustee


                           ANDREESSEN 1996 CHARITABLE
                           REMAINDER TRUST DTD 2/21/96

                           By:
                               Michael G. Mohr, Co-Trustee

                           By: /s/ Marc L. Andreessen
                               Marc L. Andreessen, Co-Trustee


                           MONACO PARTNERS LP

                           By:    /s/ James H. Clark
                           Name:  James H. Clark
                           Title: President


                           CLARK VENTURES INC.

                           By:    /s/ James H. Clark
                           Name:  James H. Clark
                           Title: President


                       Signature Page to Voting Agreement


                           MARC ANDREESSEN 1996 LIVING
                           TRUST UTA DTD 2/1/96

                           By: /s/ Marc L. Andreessen
                               Marc L. Andreessen, Trustee

                       Signature Page to Voting Agreement

                                   Schedule A


Beneficial Owner                           Stockholder                                  Shares of Common
                                                                                     Stock of the Company,
                                                                                  par value $0.0001 per share
Marc L. Andreessen                         Marc L. Andreessen                                360,000
1398 Forest
Palo Alto, California 94301-3036

Marc L. Andreessen                         Marc L. Andreessen Living                         180,000
16615 Lark Avenue, Suite 101               Trust DTD 02-01-96
Los Gatos, California 95030-2439

Marc L. Andreessen                         Marc Andreessen                                     6,359
16615 Lark Avenue, Suite 101
Los Gatos, California 95030-2439

Marc L. Andreessen                         Andreessen 1996 Charitable                          1,101
16615 Lark Avenue, Suite 101               Remainder Trust DTD 2/21/96
Los Gatos, California 95030-2439           Michael G. Mohr/Co-Trustee

Marc L. Andreessen                         Andreessen 1996 Charitable                          8,937
16615 Lark Avenue, Suite 101               Remainder Trust-Dated 2/1/96
Los Gatos, California 95030-2439           Michael G. Mohr/Co-Trustee

Marc L. Andreessen                         Marc Andreessen 1996 Living Trust UTA             188,754
16615 Lark Avenue, Suite 101               DTD 2/1/96
Los Gatos, California 95030-2439           (Shares held at Morgan Stanley)
                                           Marc Andreessen and
                                           Michael Mohr Trustees

James H. Clark                             Monaco Partners LP                             11,699,643
25 Middle Road
Palm Beach, Florida 33480-4711

James H. Clark                             Clark Ventures Inc.                               900,000
25 Middle Road
Palm Beach, Florida 33480-4711

James H. Clark                             James H. Clark                                     21,114
25 Middle Road
Palm Beach, Florida 33480-4711

James H. Clark                             Morgan Stanley                                  1,808,379
25 Middle Road
Palm Beach, Florida 33480-4711

James L. Barksdale                         James L. Barksdale                                 46,259
1107 Hamilton
Palo Alto, California 94301-2217

James L. Barksdale                         James L. Barksdale                              3,560,000
501 East Middlefield Road
Mountain View, California 94043-4042

James L. Barksdale                         Morgan Stanley                                  1,452,000
1107 Hamilton
Palo Alto, California 94301-2217

James L. Barksdale                         John Barksdale                                     40,000
1107 Hamilton
Palo Alto, California 94301-2217
